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                                                                     EXHIBIT 1
                                                                 PRESS RELEASE


                                  PRESS RELEASE
                                  -------------

                              TB WOOD'S CORPORATION
                     ANNOUNCES COMMENCEMENT OF TENDER OFFER

         Chambersburg, Pennsylvania, June 29, 2001 - TB Wood's Corporation (NASDAQ: TBWC) announced today that it is commencing its "modified Dutch Auction" tender offer for 150,000 shares of its common stock at a price per share of $8.50 to $11.50.

         Under the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price within the $8.50 to $11.50 price range. Based on the number of shares tendered and the prices specified by the tendering shareholders, TB Wood's Corporation will determine the lowest per share price within the range that will enable it to buy 150,000 shares, or such lesser number of shares that are properly tendered. If holders of more than 150,000 shares properly tender their shares at or below the determined price per share, TB Wood's Corporation will purchase shares tendered by the holders, at the determined price per share, subject to proration. Shareholders whose shares are purchased in the offer will be paid the determined purchase price in cash, without interest, after the expiration of the offer period. The offer is not contingent upon any minimum number of shares being tendered. The offer is subject to a number of other terms and conditions specified in the offer to purchase that is being distributed to shareholders.

         The offer will expire at 5:00 p.m., New York City time, on July 30, 2001, unless extended by TB Wood's Corporation.

         INVESTORS ARE URGED TO READ TB WOOD'S CORPORATION'S TENDER OFFER STATEMENT ON SCHEDULE TO FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE TENDER OFFER, WHICH INCLUDES AS EXHIBITS, THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THE STATEMENT WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. EACH OF THESE DOCUMENTS HAS BEEN OR WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND INVESTORS MAY OBTAIN THEM FOR FREE FROM THE SECURITIES AND EXCHANGE COMMISSION WEBSITE (WWW.SEC.GOV) OR FROM MACKENZIE PARTNERS, INC., THE INFORMATION AGENT FOR THE TENDER OFFER, BY DIRECTING SUCH REQUEST TO MACKENZIE PARTNERS, INC., 156 FIFTH AVENUE, NEW YORK, NY 10010, TELEPHONE (800)-322-2885.

         TB Wood's is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Canada, Mexico, Germany, Italy and India.

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